Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Mericsson Acquisition Corporation (the “Company”) on Amendment No.7 to Form S-1 (Form No. 333-255804) of our report dated March 3, 2021, except for Note 1, Note 3, Note 4, Note 7 and Note 8, as to which the date is June 24, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, with respect to our audit of the financial statements of Mericsson Acquisition Corporation as of February 5, 2021 and for the period from January 5, 2021 (inception) through February 5, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Boston, MA

December 15, 2021